Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com
KRAFT HEINZ REPORTS FIRST QUARTER 2020 RESULTS
PITTSBURGH & CHICAGO - April 30, 2020 - The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported first quarter 2020 financial results that reflected higher net sales and Organic Net Sales(1) growth due to strong demand for its leading brands, as well as the impact of divestitures, unfavorable currency, and higher costs versus the prior year.

“Our first quarter results reflect how strongly our employees have responded to the global COVID-19 challenge and the exceptional level of service our teams have demonstrated during this critical time; and for that, it is an incredible privilege to be part of the Kraft Heinz Company,” said Kraft Heinz CEO Miguel Patricio. "The transformation work we kicked off last year, together with the flexibility, agility, and creativity of our people, and the tremendous collaboration with our retail customers, are all coming together. Going forward, we have a singular focus: to meet the demand for our products and ensure consumers have the food and nourishment they need during these uncertain times.”

Q1 2020 Financial Summary

	For the Three Months Ended		Year-over-year Change
	March 28, 2020	March 30, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions, except per share data)
Net sales	$6,157	$5,959	3.3%	(1.1) pp	(1.8) pp	6.2%
Operating income/(loss)	770	562	37.1%
Net income/(loss) attributable to common shareholders	378	405	(6.7)%
Diluted EPS	$0.31	$0.33	(6.1)%
Adjusted EBITDA(1)	1,415	1,431	(1.1)%	(0.8) pp	(1.8) pp
Adjusted EPS(1)	$0.58	$0.66	(12.1)%
Net sales were $6.2 billion, up 3.3 percent versus the year-ago period, despite a negative 1.8 percentage point impact from divestitures and an unfavorable 1.1 percentage point impact from currency. Organic Net Sales increased 6.2 percent versus the year-ago period, due to approximately 6 to 7 percentage points of growth as a result of increased consumer demand related to the COVID-19 pandemic. Pricing increased 1.6 percent versus the prior year period, as higher pricing in the United States(2) and International(2) segments more than offset lower pricing in Canada. Volume/mix grew 4.6 percentage points compared to the prior year period, as growth in at-home consumption more than offset an unfavorable impact from retail inventory reductions and lower foodservice shipments versus the prior year period.

Net income attributable to common shareholders decreased to $378 million and diluted EPS decreased to $0.31 mainly due to an unfavorable comparison with a gain on the sale of the India nutritional beverages business in the prior year period and an unrealized loss on commodity hedges in the current period that were partially offset by the favorable impact of lower non-cash impairment charges in the current period. Adjusted EBITDA decreased 1.1 percent versus the year-ago period to $1.4 billion, including a negative 1.8 percentage point impact from divestitures and a 0.8 percentage point impact from unfavorable currency. Excluding the impacts of divestiture and currency, Adjusted EBITDA growth was primarily driven by an approximate 9 to 10 percentage point contribution from additional demand related to the COVID-19 pandemic as increases in the United States and International segments more than offset declines in Canada and higher general corporate expenses. Adjusted EPS decreased 12.1 percent to $0.58, primarily reflecting lower other income and unfavorable changes in non-cash equity award compensation expenses versus the year-ago period, as well as higher taxes on adjusted earnings in the current period.

Q1 2020 Business Segment Highlights
United States

	For the Three Months Ended		Year-over-year Change
	March 28, 2020	March 30, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions)
Net sales	$4,495	$4,224	6.4%	0.0 pp	0.0 pp	6.4%
Segment Adjusted EBITDA	1,209	1,139	6.2%	0.0 pp	0.0 pp
United States net sales were $4.5 billion, increasing 6.4 percent versus the year-ago period, including an approximate 6 to 7 percentage point contribution due to increased consumer demand related to the COVID-19 pandemic, as retail consumption accelerated across all categories in March. Pricing increased 2.4 percentage points, driven by a combination of higher list prices, price increases to offset key commodity(3) cost inflation in dairy, as well as reduced promotional activity. Volume/mix increased 4.0 percentage points due to strong growth across several categories, including macaroni & cheese, condiments and sauces, ready to drink beverages, and nuts. This growth was partially offset by lower natural cheese, cold cuts, and domestic foodservice shipments.
United States Segment Adjusted EBITDA increased 6.2 percent versus the year-ago period to $1.2 billion. This increase included an approximate 8 to 9 percentage point contribution from greater demand related to the COVID-19 pandemic, as pricing growth and volume leverage more than offset key commodity cost inflation, unfavorable mix versus the prior year, and higher supply chain costs incurred, in part, to support greater demand.

International

	For the Three Months Ended		Year-over-year Change
	March 28, 2020	March 30, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions)
Net sales	$1,301	$1,285	1.3%	(4.5) pp	(1.1) pp	6.9%
Segment Adjusted EBITDA	245	238	2.5%	(4.8) pp	(1.0) pp
International net sales were $1.3 billion, increasing 1.3 percent versus the year-ago period, despite a negative 4.5 percentage point impact from currency and a negative 1.1 percentage point impact from the India nutritional beverage divestiture. Organic Net Sales grew 6.9 percent versus the year-ago period, including an approximate 5 to 6 percentage point contribution due to increased consumer demand related to the COVID-19 pandemic, primarily in developed markets. Pricing was up 1.7 percentage points due to higher pricing in Latin America, including in highly inflationary markets, as well as category-specific price increases in Australia and the UK, that was partially offset by lower pricing in other regions. Volume/mix increased 5.2 percentage points due to retail consumption growth across both developed and emerging markets, but concentrated in the UK, Australia, New Zealand, and Russia. This growth more than offset lower shipments in Asia and foodservice.
International Segment Adjusted EBITDA increased 2.5 percent versus the year-ago period to $245 million, including a negative 4.8 percentage point impact from currency. Excluding currency, Segment Adjusted EBITDA increased 7.3 percent, due to an approximate 8 to 9 percentage point contribution from additional demand related to the COVID-19 pandemic, as Organic Net Sales growth more than offset higher supply chain costs versus the year-ago period, including incremental costs to service increased demand.
Canada

	For the Three Months Ended		Year-over-year Change
	March 28, 2020	March 30, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions)
Net sales	$361	$450	(19.8)%	(1.3) pp	(20.7) pp	2.2%
Segment Adjusted EBITDA	55	121	(54.0)%	(1.1) pp	(10.5) pp
Canada net sales were $361 million, 19.8 percent lower than the year-ago period, including a negative 20.7 percentage point impact from the Canadian natural cheese divestiture and a 1.3 percentage point unfavorable impact from currency. Organic Net Sales increased 2.2 percent versus the year-ago period, including an approximate 10 to 11 percentage point contribution due to increased consumer demand related to the COVID-19 pandemic. Pricing declined 6.4 percentage points, reflecting unfavorable trade expense versus the prior year and lower prices in foodservice. Volume/mix increased 8.6 percent due to greater demand, primarily in Kraft Dinner, Classico pasta sauce, and Kraft peanut butter, that more than offset declines in coffee mainly from the exit of the McCafé licensing agreement, as well as lower foodservice shipments.

Canada Segment Adjusted EBITDA decreased 54.0 percent versus the year-ago period to $55 million, including a negative 10.5 percentage point impact from divestiture and a 1.1 percentage point unfavorable impact from currency. Excluding the impact of these factors, the decrease reflected an approximate 12 to 13 percentage point favorable contribution from the greater demand related to the COVID-19 pandemic that was more than offset by a combination of lower pricing and higher supply chain costs.
Outlook
The impact of the COVID-19 pandemic on the Company’s full-year 2020 results remains uncertain. In each of the Company’s reporting segments, the Company’s second quarter 2020 outlook reflects, to varying degrees, incremental demand from retail customers due to an increase in at-home consumption, particularly in developed markets, as well as reduced demand in foodservice channels on a global basis. Currently, the Company believes low to mid-single-digit Organic Net Sales growth and mid-single-digit constant-currency Adjusted EBITDA growth versus the prior year period is a reasonable expectation for second quarter performance.
End Notes
(1)Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)In the first quarter of 2020, the Company’s internal reporting and reportable segments changed. The Puerto Rico business was moved from the Latin America zone to the United States zone to consolidate and streamline the management of the Company's product categories and supply chain. The Company also combined its Europe, Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific (“APAC”) zones to form the International zone. Therefore, effective in the first quarter of 2020, the Company manages and reports its operating results through three reportable segments defined by geographic region: United States, International, and Canada. The Company has reflected these changes in all historical periods presented.
(3)The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.
Webcast, Conference Call, and Filing Information
A webcast of The Kraft Heinz Company's first quarter 2020 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 8:30 a.m. Eastern Daylight Time.
ABOUT THE KRAFT HEINZ COMPANY

For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (Nasdaq: KHC). Our Vision is To Be the Best Food Company, Growing a Better World. We are one of the largest global food and beverage companies, with 2019 net sales of approximately $25 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet. To learn more, visit www.kraftheinzcompany.com or follow us on LinkedIn and Twitter.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “commit,” “plan,” "believe," "anticipate," "reflect," "invest," "make," "expect," "deliver," “develop,” "drive," "assess," "evaluate," “establish,” “focus,” “build,” “turn,” “expand,” “leverage,” "grow," "remain," "will," and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, turnaround rate, costs and cost savings, legal matters, taxes, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, pipeline, and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of the COVID-19 outbreak; operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers, suppliers and other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or product liability claims; unanticipated business disruptions; the Company’s ability to identify, complete or realize the benefits from strategic acquisitions, alliances, divestitures, joint ventures or other investments; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the Company’s ability to successfully execute its strategic initiatives; the impacts of the Company’s international operations; economic and political conditions in the United States and in various other nations where the Company does business; changes in the Company’s management team or other key personnel and the Company’s ability to hire or retain key personnel or a highly skilled and diverse global workforce; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; impacts of natural events in the locations in which we or the Company’s customers, suppliers, distributors, or regulators operate; the Company’s ownership structure; the Company’s indebtedness and ability to pay such indebtedness, as well as the Company's ability to comply with covenants under its debt instruments; the Company's liquidity, capital resources and capital expenditures, as well as its ability to raise capital; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; increased pension, labor and people-related expenses; compliance with laws, regulations, and related interpretations and related legal claims or other regulatory enforcement actions, including additional risks and uncertainties related to any potential actions resulting from the Securities and Exchange Commission’s (“SEC”) ongoing investigation, as well as potential additional subpoenas, litigation, and regulatory proceedings; an inability to remediate the material weaknesses in the Company’s internal control over financial reporting or additional material weaknesses or other deficiencies in the future or the failure to maintain an effective system of internal controls; the Company’s failure to prepare and timely file its periodic reports; the Company’s ability to protect intellectual property rights; tax law changes or interpretations; the impact of future sales of the Company's common stock in the public markets; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; volatility of capital markets and other macroeconomic factors; a downgrade in the Company's credit rating; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC. The Company disclaims and does not undertake any obligation to update, revise or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release.
To supplement the financial information, the Company has presented Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures (i.e., Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.

Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, the Company excludes, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, and equity award compensation expense (excluding integration and restructuring expenses). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA and Constant Currency Adjusted EBITDA are tools that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment costs, and U.S. Tax Reform discrete income tax expense/(benefit), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The Company believes Free Cash Flow provides a measure of the Company's core operating performance, the cash-generating capabilities of the Company's business operations, and is one factor used in determining the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations to the comparable GAAP financial measures for the relevant periods.

	Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	March 28, 2020	March 30, 2019
Net sales	$6,157	$5,959
Cost of products sold	4,299	3,948
Gross profit	1,858	2,011
Selling, general and administrative expenses, excluding impairment losses	862	829
Goodwill impairment losses	226	620
Selling, general and administrative expenses	1,088	1,449
Operating income/(loss)	770	562
Interest expense	310	321
Other expense/(income)	(81)	(380)
Income/(loss) before income taxes	541	621
Provision for/(benefit from) income taxes	160	217
Net income/(loss)	381	404
Net income/(loss) attributable to noncontrolling interest	3	(1)
Net income/(loss) attributable to common shareholders	$378	$405

Basic shares outstanding	1,222	1,220
Diluted shares outstanding	1,224	1,224

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.31	$0.33
Diluted earnings/(loss) per share	0.31	0.33

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
March 28, 2020
United States	$4,495	$—	$—	$4,495
International	1,301	(50)	—	1,351
Canada	361	(6)	—	367
	$6,157	$(56)	$—	$6,213

March 30, 2019
United States	$4,224	$—	$—	$4,224
International	1,285	7	13	1,265
Canada	450	—	91	359
	$5,959	$7	$104	$5,848

Year-over-year growth rates
United States	6.4%	0.0 pp	0.0 pp	6.4%	2.4 pp	4.0 pp
International	1.3%	(4.5) pp	(1.1) pp	6.9%	1.7 pp	5.2 pp
Canada	(19.8)%	(1.3) pp	(20.7) pp	2.2%	(6.4) pp	8.6 pp
Kraft Heinz	3.3%	(1.1) pp	(1.8) pp	6.2%	1.6 pp	4.6 pp

	Schedule 3
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2020	March 30, 2019
Net income/(loss)	$381	$404
Interest expense	310	321
Other expense/(income)	(81)	(380)
Provision for/(benefit from) income taxes	160	217
Operating income/(loss)	770	562
Depreciation and amortization (excluding integration and restructuring expenses)	243	234
Integration and restructuring expenses	—	27
Deal costs	—	8
Unrealized losses/(gains) on commodity hedges	143	(29)
Impairment losses	226	620
Equity award compensation expense (excluding integration and restructuring expenses)	33	9
Adjusted EBITDA	$1,415	$1,431

Segment Adjusted EBITDA:
United States	$1,209	$1,139
International	245	238
Canada	55	121
General corporate expenses	(94)	(67)
Adjusted EBITDA	$1,415	$1,431

			Schedule 4
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
March 28, 2020
United States	$1,209	$—	$1,209
International	245	(8)	253
Canada	55	(2)	57
General corporate expenses	(94)	1	(95)
	$1,415	$(9)	$1,424

March 30, 2019
United States	$1,139	$—	$1,139
International	238	4	234
Canada	121	—	121
General corporate expenses	(67)	—	(67)
	$1,431	$4	$1,427

Year-over-year growth rates
United States	6.2%	0.0 pp	6.2%
International	2.5%	(4.8) pp	7.3%
Canada	(54.0)%	(1.1) pp	(52.9)%
General corporate expenses	39.8%	(0.8) pp	40.6%
Kraft Heinz	(1.1)%	(0.8) pp	(0.3)%

		Schedule 5
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS (Unaudited)
	For the Three Months Ended
	March 28, 2020	March 30, 2019
Diluted EPS	$0.31	$0.33
Integration and restructuring expenses(a)	—	0.02
Unrealized losses/(gains) on commodity hedges(b)	0.09	(0.02)
Impairment losses(c)	0.18	0.49
Losses/(gains) on sale of business(d)	—	(0.16)
Adjusted EPS	$0.58	$0.66
(a) Gross expenses included in integration and restructuring expenses were $27 million ($20 million after-tax) for the three months ended March 30, 2019 and were recorded in the following income statement line items:
•Cost of products sold included $9 million for the three months ended March 30, 2019; and
•SG&A included $18 million for the three months ended March 30, 2019;
(b) Gross expenses/(income) included in unrealized losses/(gains) on commodity hedges were expenses of $143 million ($108 million after-tax) for the three months ended March 28, 2020 and income of $29 million ($21 million after-tax) for the three months ended March 30, 2019 and were recorded in cost of products sold.
(c) Gross impairment losses, all of which related to goodwill, were $226 million ($226 million after-tax) for the three months ended March 28, 2020 and $620 million ($594 million after-tax) for the three months ended March 30, 2019 and were recorded in SG&A.
(d) Gross expenses/(income) included in losses/(gains) on sale of business were losses of $2 million ($2 million after-tax) for the three months ended March 28, 2020 and income of $246 million ($191 million after-tax) for the three months ended March 30, 2019 and were recorded in other expense/(income).

		Schedule 6
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	March 28, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$5,403	$2,279
Trade receivables, net	2,321	1,973
Inventories	2,831	2,721
Prepaid expenses	485	384
Other current assets	535	618
Assets held for sale	133	122
Total current assets	11,708	8,097
Property, plant and equipment, net	6,813	7,055
Goodwill	35,062	35,546
Intangible assets, net	48,259	48,652
Other non-current assets	2,231	2,100
TOTAL ASSETS	$104,073	$101,450
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$6	$6
Current portion of long-term debt	1,242	1,022
Trade payables	3,956	4,003
Accrued marketing	681	647
Interest payable	374	384
Other current liabilities	1,664	1,804
Liabilities held for sale	11	9
Total current liabilities	7,934	7,875
Long-term debt	31,531	28,216
Deferred income taxes	11,839	11,878
Accrued postemployment costs	250	273
Other non-current liabilities	1,395	1,459
TOTAL LIABILITIES	52,949	49,701
Redeemable noncontrolling interest	—	—
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	56,378	56,828
Retained earnings/(deficit)	(2,686)	(3,060)
Accumulated other comprehensive income/(losses)	(2,426)	(1,886)
Treasury stock, at cost	(269)	(271)
Total shareholders' equity	51,009	51,623
Noncontrolling interest	115	126
TOTAL EQUITY	51,124	51,749
TOTAL LIABILITIES AND EQUITY	$104,073	$101,450

		Schedule 7
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2020	March 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$381	$404
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	243	239
Amortization of postretirement benefit plans prior service costs/(credits)	(31)	(77)
Equity award compensation expense	33	9
Deferred income tax provision/(benefit)	(46)	(67)
Postemployment benefit plan contributions	(9)	(13)
Goodwill and intangible asset impairment losses	226	620
Nonmonetary currency devaluation	1	4
Loss/(gain) on sale of business	2	(246)
Other items, net	170	(64)
Changes in current assets and liabilities:
Trade receivables	(423)	116
Inventories	(226)	(488)
Accounts payable	(2)	64
Other current assets	(148)	14
Other current liabilities	41	(211)
Net cash provided by/(used for) operating activities	212	304
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(131)	(249)
Payments to acquire business, net of cash acquired	—	(200)
Proceeds from sale of business, net of cash disposed	—	640
Other investing activities, net	9	(14)
Net cash provided by/(used for) investing activities	(122)	177
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(407)	(1)
Proceeds from revolving credit facility	4,000	—
Proceeds from issuance of commercial paper	—	377
Repayments of commercial paper	—	(377)
Dividends paid	(488)	(488)
Other financing activities, net	—	(15)
Net cash provided by/(used for) financing activities	3,105	(504)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(71)	(11)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	3,124	(34)
Balance at beginning of period	2,280	1,136
Balance at end of period	$5,404	$1,102

		Schedule 8
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used for) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2020	March 30, 2019
Net cash provided by/(used for) operating activities	$212	$304
Capital expenditures	(131)	(249)
Free Cash Flow	$81	$55